                              TODAY'S BANCORP, INC.
                  EXHIBIT 11 - COMPUTATION OF PER SHARE INCOME
                        FOR THE SIX MONTHS ENDED JUNE 30



                                                    1995             1994
                                                    ----             ----
Net income                                        $2,140,000     $1,268,000
                                                  ----------     ----------
                                                  ----------     ----------


Weighted average shares outstanding*               2,714,852      2,667,286

Net additional shares resulting from assumed
  exercise of stock options**                         12,793         34,082
                                                      ------         ------
Total weighted average common shares and
  equivalents outstanding                          2,727,645      2,701,368
                                                   ---------      ---------
                                                   ---------      ---------

Net income per common share:

  Primary                                              $0.79          $0.47
                                                       -----          -----
                                                       -----          -----

  Assuming full dilution                               $0.78          $0.47
                                                       -----          -----
                                                       -----          -----


- ---------------------------

* The average number of shares oustanding is used for the computation of primary earnings per share since the change caused by common stock equivalents is less than 3% and thus does not need to be considered as dilutive.

** Assumes proceeds from exercise of stock options used to purchase treasury shares at market on the last business day of the quarter.